Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about January 9, 2007) pertaining to the Fuel Systems Solutions, Inc. 2006 Incentive Bonus Plan of our report dated March 10, 2004 (except for the first paragraph in section (l) of Note 3, as to which the date is March 12, 2004), with respect to the consolidated statements of operations, stockholders’ equity, and cash flows, and the related schedule of IMPCO Technologies, Inc. and subsidiaries for the year ended December 31, 2003 included in the Registration Statement (Form S-4 No. 333-135378) and related Prospectus of Fuel Systems Solutions, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Los Angeles, California
January 5, 2007